Exhibit 99.1

IMAGENETIX REPORTS SECOND FISCAL QUARTER RESULTS

SAN DIEGO, November 8, 2006 -- Imagenetix, Inc. (OTCBB: IAGX) today announced that, for the second fiscal quarter ended September 30, 2006, it reported revenue of $1,333,016, compared to revenue of $2,016,295 in the second fiscal quarter last year. The company reported a net loss of $31,446, or $.00 per fully diluted share, in the second quarter of fiscal 2007, compared to a net loss of $490,677, or $.05 per fully diluted share, in the same quarter of fiscal 2006.

At September 30, 2006, the company had cash holdings of $1,039,841 and net working capital of $4,001,962. Total current assets were $4,792,44496 with long-term debt of $53,371.

For the six months ended September 30, 2006, the company reported revenue of $2,264,586, compared to revenue of $4,886,040 in the first six months last year. The company reported a net loss of $409,283, or $.04 per fully diluted share, in the first half of fiscal 2007, compared to a net loss of $186,666, or $.02 per fully diluted share, for the first half of last year.

The fiscal 2006 second quarter and six month results included a one-time, non-cash charge of $848,096 related to the extension of the expiration dates on stock options and the issuance of warrants and common stock for services received.

Imagenetix’ reduced revenue in the second quarter of 2007 compared to the same period in the previous fiscal year was the result of a non-repeat, by a single distributor, of orders for the company’s Celadrin® joint health formula products. The company’s improved bottom line performance, however, primarily resulted from a 58 percent reduction in total operating expenses and by a 12 percent reduction in the cost of goods sold.

Looking forward, the company’s new retail branding program, allowing Imagenetix to sell its branded Inflame Away™ joint health formula and other proprietary products directly into the mass market, is expected to produce improved revenue and bottom line performance beginning in the last quarter of the current fiscal year.

San Diego-based Imagenetix, Inc., www.imagenetix.net, is developing novel drugs for the treatment of inflammatory diseases.  The company also develops and markets natural-based, proprietary products, including over-the-counter topical creams and skin care products, for inflammation-related markets.

Safe Harbor Statement This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are subject to risks and uncertainties that could cause actual results to vary materially from those projected in the forward-looking statements. The company may experience significant fluctuations in future operating results due to a number of economic, competitive, and other factors, including, among other things, the size and timing of customer contracts, new or increased competition, changes in market demand, and seasonality of purchases of the company's products and services. These factors and others could cause operating results to vary significantly from those in prior periods and those projected in forward-looking statements. Additional information with respect to these and other factors, which could materially affect the company and its operations, are included in certain forms the company expects to file with the Securities Exchange Commission.

Contact: Rick Eisenberg
Eisenberg Communications
(212) 496-6828

William P. Spencer,
Chief Executive Officer
Imagenetix, Inc.
858-674-8455

Imagenetix, Inc.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Six Months Ended
	September 30,	September 30,	September 30,	September 30,
	2006	2005	2006	2005

Net sales	$1,333,016	$2,016,295	$2,264,586	$4,886,040

Cost of sales	669,870	1,152,244	1,173,670	2,607,343

Gross profit	663,146	864,051	1,090,916	2,278,697

Operating expenses:
General and administrative	172,627	1,227,156	550,898	1,660,273
Payroll expense	205,242	272,344	365,725	450,076
Consulting expense	343,844	207,782	667,393	469,199
Operating expenses	721,713	1,707,282	1,584,016	2,579,548
Operating income	(58,567)	(843,231)	(493,100)	(300,851)
Other income (expense):
Other income	7,099	9,105	16,989	18,017
Interest expense	(1,772)	(4,551)	(3,687)	(17,532)
Other income (expense)	5,327	4,554	13,302	485
Income (loss) before income taxes	(53,240)	(838,677)	(479,798)	(300,366)

Provision for (benefits from) taxes	(21,794)	(348,000)	(70,515)	(113,700)

Net income (loss)	$(31,446)	$(490,677)	$(409,283)	$(186,666)

Basic income (loss) per share	$(0.00)	$(0.05)	$(0.04)	$(0.02)

Diluted income (loss) per share	$(0.00)	$(0.05)	$(0.04)	$(0.02)

See accompanying summary of accounting policies and notes to unaudited consolidated financial statements.